UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2006

CKX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)

Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CKX, INC.

May 24, 2006

Item 1.01 Entry Into Material Definitive Agreement.

On May 24, 2006, CKX, Inc., (“CKX” or the “Company”), entered into a $125 million revolving credit agreement (the “Credit Agreement”) with Bear, Stearns & Co. Inc., as exclusive advisor, sole lead arranger and sole bookrunner, UBS Securities LLC and The Bank of New York, as co-syndication agents, Lehman Commercial Paper, Inc. and Credit Suisse, as co-documentation agents and Bear Stearns Corporate Lending Inc., as administrative agent (the “Credit Facility”). Loans under the Credit Facility will be guaranteed by all of the Company’s wholly-owned domestic subsidiaries and certain of its wholly-owned foreign subsidiaries, including EPE Holding Corporation, CKX G.O.A.T. Holding Corp., CKX UK Holdings Limited and 19 Entertainment Limited. The loans will be secured by a pledge of certain assets of the Company and its subsidiary guarantors, including ownership interests in material subsidiaries that are not wholly-owned. The Credit Facility replaces the Company’s previous $50 million financing commitment. Although the Company has not drawn on the Credit Facility, loans under the Credit Facility are available to the Company for general corporate purposes and to finance future acquisitions and joint ventures. Any loans under the Credit Facility must be repaid by the date that is five years from the closing date.

The Credit Agreement requires the Company and its subsidiaries to maintain certain financial covenants, including (a) a maximum debt to EBITDA ratio of 4.5 to 1.0, (b) a minimum EBITDA to interest expense ratio, and (c) minimum EBITDA. Under the terms of the Credit Agreement, EBITDA is defined as consolidated net income plus income tax expense, interest expense, depreciation and amortization expense, extraordinary charges and non-cash charges and minus interest income, extraordinary gains and any other non-cash income. The Credit Agreement also contains covenants that regulate the Company’s and its subsidiaries’ incurrence of debt, disposition of property and capital expenditures.

Item 9.01 Financial Statements and Exhibits.

The following Exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release issued by the Company dated May 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.

By:	/s/ Thomas P. Benson
Name:	Thomas P. Benson
Title:	Chief Financial Officer
and Executive Vice
President

DATE: May 25, 2006